Exhibit 2.1
ASSET PURCHASE AGREEMENT
BY AND AMONG
TELETECH HOLDINGS, INC. (solely with respect to
Sections 5.2, 5.4, 5.5, and 5.7 and ARTICLE X),
NEWGEN RESULTS CORPORATION,
CARABUNGA.COM, INC.,
NEWGEN RESULTS CANADA, LTD.,
ASPEN MARKETING SERVICES, INC.
AND
ASPEN ACQUISITION HOLDINGS LLC
(solely with respect to ARTICLE X)
DATED AS OF SEPTEMBER 27, 2007

i

EXHIBITS

Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Software License Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Master Services Agreement
Exhibit F	Form of Trademark License Agreement
Exhibit G	Financial Statements
Exhibit H	Accounts Receivable Aging Report
Exhibit I	Form of Carabunga IP Assignment Agreement
Exhibit J	Form of Newgen IP Assignment Agreement
SCHEDULES

Schedule 1.1	Excluded Assets
Schedule 1.2	Excluded Liabilities
Schedule 1.3	Severance Liabilities Employees
Schedule 1.4	Commissions
Schedule 2.7	Purchase Price Allocation
Schedule 2.8	Seller’s Severance Policy
Schedule 3.1(a)	Capitalization
Schedule 3.5	Real Property
Schedule 3.7	Events Subsequent to Most Recent Fiscal Year End
Schedule 3.10	Taxes
Schedule 3.11	Insurance
Schedule 3.12(a)	Seller Intellectual Property
Schedule 3.12(b)	Parent Intellectual Property Used by Seller
Schedule 3.12(c)	Third Party Intellectual Property Previously Provided Through Parent to Seller
Schedule 3.12(f)(5)	Seller Intellectual Property Previously Provided Through Parent to Seller
Schedule 3.12(h)	Third Party IP
Schedule 3.12(f)	Patents
Schedule 3.13	Employees
Schedule 3.15	Contracts
Schedule 3.16	Litigation
Schedule 3.19	Employee Benefit Plan
Schedule 3.22	Customers and Suppliers
Schedule 5.4	Required Consents

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 27, 2007, by and among (i) Aspen Marketing Services, Inc., a Delaware corporation (“Buyer”), (ii) solely with respect to ARTICLE X, Aspen Acquisition Holdings LLC, a Delaware limited liability company (“Holdings”), (iii) Newgen Results Corporation, a Delaware corporation (“Newgen”), Carabunga.com, Inc., a Delaware corporation (“Carabunga”), and Newgen Results Canada, Ltd., a Canadian corporation (“NG Canada,” and together with Newgen and Carabunga, “Seller”) and, (iv) solely with respect to Section 5.2, Section 5.4, Section 5.5, Section 5.7, and ARTICLE X, Teletech Holdings, Inc., a Delaware corporation (“Parent”). Buyer, Holdings, Seller and Parent are referred to collectively as the “Parties” and individually as a “Party.”
RECITALS
     A. Seller is engaged in the business of providing customer loyalty and satisfaction programs, direct marketing and promotions, service bay scheduling, sales lead management, and database and marketing services for automotive dealerships and manufacturers in the United States and Canada (the “Business”).
     B. Seller desires to sell, transfer and assign, and Buyer desires to purchase and acquire, all of the Transferred Assets (as defined herein), subject to the assumption by Buyer of the Assumed Liabilities (as defined herein) relating to the Business, on the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of the mutual promises, covenants, representations, warranties, conditions and agreements contained herein, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Defined Terms. As used herein, the terms below shall have the following meanings:
     “Accrued Vacation Amount” has the meaning specified in Section 2.4.
     “Action” means any judicial or administrative action, claim, suit, investigation, hearing, demand or proceeding by or before any Governmental Authority.
     “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
     “Agreement” has the meaning specified in the introduction of this Agreement.

     “Allocation” has the meaning specified in Section 2.7.
     “Assumed Liabilities” means (a) all liabilities of Seller set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (b) all liabilities of Seller of the type that would be required under GAAP to be set forth on the face of the balance sheet of Seller that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (including, without limitation, all trade payables incurred after the Most Recent Fiscal Month End in the Ordinary Course of Business through the Closing Date, whether or not invoiced as of the Closing Date but excluding any liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, or environmental matter) (c) all obligations of Seller under the Contracts referred to in the definition of Transferred Assets arising after the Closing Date and relating to post-Closing Date matters or events, including, without limitation, all obligations to pay any commissions to employees or consultants as set forth on Schedule 1.4 due or payable after the Closing Date based on revenue generated after the Closing Date, and (d) accrued vacation obligations to Hired Employees; provided, however, that, notwithstanding the above, the following shall not be Assumed Liabilities: (i) any Liability (whether direct or as a result of transferee liability, joint and several liability, or contractual liability) of Seller for Taxes (including all income Taxes incurred on, after, or before the Closing Date) that are unrelated to the Business, Transferred Assets, or Hired Employees (whether accrued or payable on, after, or before the Closing Date and whether or not reserved for on the Most Recent Balance Sheet), and any liability (whether direct or as a result of transferee liability, joint and several liability, or contractual liability) of Seller for Taxes relating to or arising from the Business, Transferred Assets, or Hired Employees with respect to any period (or portion thereof) ending on or prior to the Closing Date (whether accrued or payable on, after, or before the Closing Date and whether or not reserved for on the Most Recent Balance Sheet), or Transfer Taxes (as defined in Section 11.8) arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising because Seller is transferring the Business or Transferred Assets), or any Liability of Seller for the unpaid Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise), (ii) except with respect to obligations arising after and relating to the period following the Closing Date relating to Transferred Assets, any Liability of Seller to any Person (in respect of indemnification or otherwise) by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether pursuant to any statute, charter document, bylaw, agreement, or otherwise), (iii) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iv) any Severance Liabilities, (v) any Liability of any Seller that arises with respect to Employee Benefit Plans (whether or not terminated) of Sellers or Sellers’ ERISA Affiliates (other than accrued vacation obligations for Hired Employees), (vi) any Liability under any Contract between Seller and any employee of Seller, (vii) any Liability or obligation of Seller under this Agreement, and (viii) the Excluded Liabilities.
     “Assumption Agreement” means that certain Assumption Agreement by and between Seller and Buyer in the form of Exhibit A hereto.
     “Basket” has the meaning specified in Section 10.2.
     “Bill of Sale” means that certain Bill of Sale from Seller to Buyer in the form of Exhibit B hereto.

     “BofA” means Bank of America.
     “BofA Account” means the account no. 86661-10670 maintained in the name of Newgen with BofA in Chicago, Illinois.
     “Business” has the meaning specified in the Recitals.
     “Buyer” has the meaning specified in the introduction of this Agreement.
     “Buying Party Indemnitee” has the meaning specified in Section 10.1(a).
     “Cap” has the meaning specified in Section 10.2.
     “CA WARN” has the meaning specified in Section 2.8(c).
     “Carabunga” has the meaning specified in the introduction of this Agreement.
     “Carabunga IP Assignment Agreement” means that certain Intellectual Property Assignment by and between Carabunga and Buyer in the form of Exhibit I hereto.
     “Closing” has the meaning specified in Section 2.3.
     “Closing Date” has the meaning specified in Section 2.3.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Confidential Information” means any information concerning the businesses and affairs of a Party and its subsidiaries that is not already generally available to the public; provided, however, “Confidential Information” shall not include information that (a) becomes publicly available through no fault of the applicable Party, (b) is already in a third party’s possession prior to the Closing, or (c) is independently developed by a third party.
     “Contract” means any written contract, lease, license, purchase order, sales order or other agreement or binding commitment, whether written or oral.
     “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind, whether or not subject to ERISA and whether or not funded.
     “Encumbrance” means any lien, charge, security interest, mortgage, pledge or other encumbrance of any nature whatsoever granted against specific property, whether real or personal.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Code Section 414.
     “Excluded Assets” means any assets of Seller which are not a Transferred Asset, including any Excluded Assets set forth on Schedule 1.2 hereof.

     “Excluded Liabilities” means those Liabilities not included in the definition of Assumed Liabilities and any Liabilities set forth on Schedule 1.1 hereof.
     “Financial Statements” has the meaning specified in Section 3.6.
     “GAAP” means generally accepted accounting principals as in effect in the United States on the date of this Agreement, applied on a consistent basis by Seller.
     “GigaPop” means Parent’s centralized data center which hosts all core service delivery center technologies such as the automatic call distributor, quality assurance, workforce management and reporting.
     “Governmental Authority” means any United States federal, state or local, or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof).
     “Hired Employees” has the meaning specified in Section 2.8(a).
     “Indemnification Acknowledgement” has the meaning specified in Section 10.3(a)(ii).
     “Indemnitee” has the meaning specified in Section 10.3(a).
     “Indemnitor” has the meaning specified in Section 10.3(a).
     “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, extensions, reexaminations, utility models, certificates of invention, industrial designs, and design patents, as well as the rights to file for, and to claim priority to, any such patent rights, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium); and (j) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.
     “Knowledge” means (i) in the case of Seller, the actual knowledge or awareness of Dan Powell, Chris Howie, Bob Kurilko, Dustin Gallegos, Tim Wilcox, Randy Salzer, Kristin Dixon and Tim Hall, (ii) in the case of Parent, the actual knowledge or awareness of Dustin Gallegos, and

(iii) in the case of Buyer, the actual knowledge or awareness of Patrick O’Rahilly or Fiore DiNovi.
     “Laws” means all laws, statutes, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, interpretations, constitutions, ordinances, or common law of any federal, state, local or municipal Governmental Authority.
     “Liability(ies)” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred directly or consequential and whether due or to become due), including any Tax or other liability arising out of applicable statutory, regulatory or common law, any contractual obligation and any obligation arising out of tort which liability or obligation relates directly to the Business or the Transferred Assets.
     “Losses” means any claims, Liabilities, losses, damages (excluding consequential damages, punitive damages and lost profits), deficiencies, assessments, judgments, remediations and costs or expenses (including out-of-pocket expenses for reasonable attorneys).
     “Master Services Agreement” means that certain Master Services Agreement by and between Buyer and Teletech Services Corporation in the form of Exhibit E hereto.
     “Material Adverse Effect” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the Transferred Assets taken as a whole or, on each of Seller’s ability to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof). Notwithstanding the foregoing, neither the continued decline of the financial condition and performance of Seller, as properly reflected on the Financial Statements, nor general economic conditions shall be considered a Material Adverse Effect for purposes of this Agreement.
     “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
     “Most Recent Financial Statements” has the meaning specified in Section 3.6.
     “Most Recent Fiscal Month End” has the meaning specified in Section 3.6.
     “Most Recent Fiscal Year End” has the meaning specified in Section 3.6.
     “Newgen” has the meaning specified in the introduction of this Agreement.
     “Newgen IP Assignment Agreement” means that certain Intellectual Property Assignment by and between Newgen and Buyer in the form of Exhibit J hereto.
     “Non-Hired Employee” has the meaning specified in Section 2.8(a).
     “NG Canada” has the meaning specified in the introduction of this Agreement.
     “Notice Laws” has the meaning specified in Section 2.8(c).

     “Notice of Claim” has the meaning specified in Section 10.3(a).
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.
     “Parent” has the meaning specified in the introduction of this Agreement.
     “Party(ies)” has the meaning specified in the introduction of this Agreement.
     “Percepta” has the meaning specified in Section 5.7.
     “Percepta Activities” has the meaning specified in Section 5.7.
     “Permitted Liens” means (i) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof and for which appropriate reserves have been established in accordance with GAAP; and (ii) liens for mechanics, material, laborers, employees, suppliers or similar liens arising by operation of law for sums which are not yet delinquent or which are being contested in good faith by appropriate proceedings or with respect to which arrangements for payment or release have been made and for which appropriate reserves have been established in accordance with GAAP.
     “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.
     “Prepaid Sales Tax Amount” has the meaning specified in Section 2.4.
     “Purchase Price” has the meaning specified in Section 2.4.
     “Schedule” means the disclosure schedules delivered by one of the Parties to the other Party on the date hereof.
     “Seller” has the meaning specified in the introduction of this Agreement.
     “Severance Liabilities” means any pension, retirement, deferred compensation, profit sharing, incentive compensation, bonus, stock purchase, stock option, welfare, hospitalization or insurance plan or arrangement or any vacation pay, severance costs, COBRA benefit, obligations or responsibilities, or any other employee benefit arrangement relating to Seller’s employees listed on Schedule 1.3 hereto and all former employees of Seller.
     “Seller” has the meaning specified in the introduction of this Agreement.
     “Seller Employee Benefit Plan” has the meaning specified in Section 3.19(a).
     “Software License Agreement” means that certain Software License Agreement by and between Buyer and Parent in the form of Exhibit C hereto.
     “Tax(es)” means any taxes, charges, fees, duties, levies, or other assessments, including income, capital gains, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes, charges, or fees of any kind whatsoever assessed by any federal, state, local, or foreign governmental authority, including any interest, penalty, or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Termination Date” has the meaning specified in Section 6.1(b).
     “Trademark License Agreement” means that certain Trademark License Agreement by and between Parent and Buyer in the form of Exhibit F hereto.
     “Transaction Documents” means this Agreement, the Bill of Sale, the Assumption Agreement, the Transition Services Agreement, the Software License Agreement, the Master Services Agreement, the Trademark License Agreement, the Carabunga IP Assignment Agreement, the Newgen IP Assignment Agreement and the other documents and instruments to be executed and delivered and as contemplated by this Agreement in connection with this transaction.
     “Transfer Taxes” has the meaning specified in Section 11.8.
     “Transferred Assets” means all right, title, and interest in and to all of the assets of the Seller, including all of its (a) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (b) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (c) Contracts, indentures, mortgages, instruments, Encumbrances, guaranties, other similar arrangements, and rights thereunder, (d) accounts, notes, and other receivables, (e) securities, (f) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (g) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (h) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; and (i) the BofA Account; provided, however, that the Transferred Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation; (ii) any of the rights of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement); (iii) investments in any subsidiaries of Seller; (iv) any intercompany records and accounts receivable and payable; or (v) all equipment known as “GigaPop” owned by Parent located in San Diego, California.

     “Transition Services Agreement” means that certain Transition Services Agreement by and among Buyer, Newgen and Parent in the form of Exhibit D hereto.
     “WARN” has the meaning specified in Section 2.8(c).
ARTICLE II
PURCHASE AND SALE OF STOCK AND ASSETS; CLOSING
     Section 2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Seller agrees to sell, transfer, assign, and convey to Buyer, and Buyer agrees to purchase from Seller, all the Transferred Assets, free and clear of all Encumbrances except for Permitted Liens.
     Section 2.2 Assumed Liabilities. At the Closing, Buyer will assume and agree to pay or perform, as the case may be, the Assumed Liabilities. Notwithstanding the foregoing, Buyer will not assume or agree to pay or perform the Excluded Liabilities.
     Section 2.3 Closing. Subject to ARTICLES VII and VIII, the closing (the “Closing”) of the transactions contemplated herein shall be held at 10:00 a.m., Mountain time, on the later of (i) September 28, 2007 or (ii) three business days after the satisfaction or waiver of all conditions to Closing contained in ARTICLES VII and VIII, at the offices of Brownstein Hyatt Farber Schreck, P.C., located at 410 17th Street, Suite 2200, Denver, Colorado 80202, or such other time or place as the Parties otherwise agree (the “Closing Date”).
     Section 2.4 Purchase Price. Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Transferred Assets and in consideration for the agreements contained herein, at the Closing, Buyer shall pay an aggregate of $2,775,000 in cash (the “Purchase Price”) in immediately available funds at Closing by wire transfer to Seller. In addition to the Purchase Price, Buyer agrees to pay to Seller (i) the amounts paid by Seller on its July 2007 and August 2007 sales tax returns, which Seller represents are $5,448.57 and $8,601.75 respectively (collectively, the “Prepaid Sales Tax Amount”), and (ii) the amount to be paid by Seller on the Closing Date for accrued vacation obligations due to Hired Employees, which Seller represents is approximately $432,000 (the “Accrued Vacation Amount”).
     Section 2.5 Closing Deliveries by Seller.
          (a) To effect the transfer referred to in Section 2.1 and the delivery of the consideration described in Section 2.4, at the Closing, subject to the satisfaction or waiver of the conditions specified in ARTICLE VII below, Seller shall deliver or cause to be delivered to Buyer, the following:
          (i) a Bill of Sale and such other instruments of transfer and conveyance as shall be effective to vest in Buyer good and marketable title to the tangible personal property included in the Transferred Assets held by Seller free and clear of all Encumbrances other than Permitted Liens;
          (ii) the Assumption Agreement;
          (iii) the Software License Agreement;
          (iv) the Transition Services Agreement;

          (v) the Master Services Agreement;
          (vi) the Trademark License Agreement;
          (vii) the Carabunga IP Assignment Agreement;
          (viii) the Newgen IP Assignment Agreement;
          (ix) all other documents required to be delivered pursuant to ARTICLE VII not specifically mentioned in this Section 2.5; and
          (x) such other documents as may be reasonably necessary to consummate the transactions contemplated hereby.
          (b) All instruments and documents executed and delivered to Buyer pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Buyer and its counsel.
     Section 2.6 Closing Deliveries by Buyer.
          (a) To effect the transfer referred to in Section 2.1 and the delivery of the consideration described in Section 2.4, at the Closing, subject to the satisfaction or waiver of the conditions specified in ARTICLE VII, Buyer shall tender or cause to be tendered, the following:
          (i) the Purchase Price, the Prepaid Sales Tax Amount and the Accrued Vacation Amount, by wire transfer of immediately available funds;
          (ii) the Assumption Agreement;
          (iii) the Software License Agreement;
          (iv) the Transition Services Agreement;
          (v) the Master Services Agreement;
          (vi)the Trademark License Agreement;
          (vii) the Carabunga IP Assignment Agreement;
          (viii) the Newgen IP Assignment Agreement;
          (ix) all other documents required to be delivered pursuant to Article VIII and not specifically mentioned above in this Section 2.6; and
          (x) such other documents as may be reasonably necessary to consummate the transactions contemplated hereby.
          (b) All instruments and documents executed and delivered to Seller pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Seller and their counsel.

     Section 2.7 Allocation of Purchase Price. No later than 30 days after the Closing Date, Seller shall prepare and deliver to Buyer for approval a schedule allocating the Purchase Price (and Assumed Liabilities and other relevant items) among the Transferred Assets and the Covenant Not to Compete set forth in Section 5.7 (the “Allocation”), which Allocation shall be prepared in accordance with the applicable provisions of the Code. Within 30 days after the day the Allocation is delivered to Buyer by Seller, Seller and Buyer agree to negotiate in good faith the resolution of any disagreement they may have on the Allocation. If Seller and Buyer cannot agree on the Allocation during such time, each Party shall not be obligated to report the transaction completed pursuant to this Agreement in accordance with the Allocation. If Seller and Buyer agree on the Allocation, each Party agrees for all tax reporting purposes to report the transaction completed pursuant to this Agreement in accordance with the Allocation and will file all returns and reports with respect to the transactions contemplated by this Agreement, including all federal, state and local Tax Returns, on a basis consistent with such Allocation and not take any position during the course of any audit or other proceeding inconsistent with such Allocation unless required by a determination of the applicable taxing authority that is final. The Parties shall make appropriate adjustments to the Allocation to reflect changes in the Purchase Price.
     Section 2.8 New Employees.
          (a) Offer to Employees. On the Closing Date, Buyer shall make an offer of employment to each current employee of Seller (other than those set forth on Schedule 1.3 hereto), on substantially the same terms and conditions provided by Seller taken as a whole, which offer shall remain open until the Closing Date. Each of Seller’s employees who receive and accept an offer of employment from Buyer (the “Hired Employees”) on or before the Closing Date shall become employed by Buyer effective as of the date immediately following the Closing Date. Each Hired Employee shall be an employee-at-will, and nothing in this Section 2.8 shall be construed to interfere with any rights of either Buyer or the Hired Employee to sever or alter the employment relationship at any time. Notwithstanding the foregoing, to the extent any Hired Employee’s employment with Buyer is subject to an employment agreement with Buyer, the terms of such employment agreement shall govern to the extent they conflict with the provisions of this Section 2.8. Any liability for severance pay to terminated employees under Seller’s informal severance policy more particularly described on Schedule 2.8 incurred in connection with any current employee of Seller who receives an offer of employment pursuant to this Section 2.8(a) and who does not become a Hired Employee (each, a “Non-Hired Employee”), shall be retained by Buyer, and Seller shall have no obligations with respect to such employee, including with respect to such liabilities. Buyer shall indemnify Seller for any Losses arising from or relating to any breach of this Section 2.8(a). Any liabilities incurred in connection with any employee of Seller listed on Schedule 1.3 hereto or any former employee of Seller shall be retained by Seller and Buyer shall have no obligations with respect to such employees, including Severance Liabilities. In addition, any severance obligations due to any Hired Employees for any periods on or prior to the Closing Date shall be retained by Seller, and Buyer shall have no obligation with respect to such severance obligations. Seller shall indemnify Buyer for any Losses arising from or relating to any breach of this Section 2.8(a). .
          (b) Non-Competition. Seller agrees to waive any and all rights under, and not to enforce, any agreement restricting disclosure, competition, and/or confidentiality entered into with any Hired Employee with respect to Hired Employee’s employment with Buyer to the extent it relates to the Business.

          (c) WARN and Notice Laws. Seller shall comply with any severance payment, notice period or other obligation required under the Worker Adjustment Retaining and Notification Act, 29 U.S.C. section 2101, et seq. (“WARN”), the California Worker Adjustment Retaining and Notification Act, Ch. 4, Pt. 4, section 1400, et seq., California Labor Code (“CA WARN”) and any other applicable state, local or other laws requiring notifications in advance of employment separations or similar actions (collectively, “Notice Laws”) to the extent required relative to any employment losses or other action relative to those individuals identified on Schedule 1.3 attached hereto and any other employees of Seller other than the Hired Employees, which actions take place on or prior to the Closing Date. Seller shall indemnify Buyer for any Losses arising from or relating to any breach of this Section 2.8(c). Buyer shall be responsible for providing timely notice under WARN, CA WARN and any other Notice Laws to the extent required relative to any employment loss or other actions which take place on or after the Closing (except with respect to any employee listed on Schedule 1.3 and any employee terminated prior to the Closing Date). In the event Buyer terminates the employment of any Hired Employee on or after the Closing Date, Buyer shall comply with any severance payment, notice period or other obligation required under WARN, CA WARN and any other Notice Laws, and Buyer shall indemnify Seller for any Losses arising from or relating to any breach of this Section 2.8(c).
          (d) No Hire. Buyer or any of its Affiliates shall not hire as an employee or a consultant any employee listed on Schedule 1.3 for a period of 90 days following the Closing Date, unless Buyer agrees in writing to indemnify Seller for any Severance Liabilities paid by Seller for such employee in accordance with this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller hereby represents and warrants to Buyer that, as of the date of this Agreement and as of the Closing, except as set forth on the Schedules attached hereto which exceptions shall be deemed to be incorporated by reference in the following representations and warranties as if set for herein. The Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ARTICLE III and disclosures in the Schedule will be subject to the terms of Section 11.9.
     Section 3.1 Organization, Good Standing, Qualification and Authority. Schedule 3.1(a) sets forth for Seller and each subsidiary of Seller (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (or Canada, with respect to NG Canada), with all requisite corporate power and authority to own, lease and use the Transferred Assets as they are currently owned, leased and used and to conduct the Business as it is currently conducted. Seller is qualified to do business as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by the Business make such qualification necessary except where the absence of such qualification could not reasonably be expected to result in a Material Adverse Effect.

     Seller has the requisite corporate power and authority to execute, deliver and carry out the terms of this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and consummation of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the other Transaction Documents to which it is a party, upon due execution and delivery thereof, shall constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.
     Section 3.2 No Conflict or Violation. Neither the execution and delivery of this Agreement or the other Transaction Document to which Seller is a party, nor the consummation of the transactions contemplated hereby or thereby, will result in:
          (a) a violation of or a conflict with any provision of the organizational documents of Seller;
          (b) a breach of, or a default under or result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any term or provision of, any Contract which would reasonably be expected to result in a Material Adverse Effect; or
          (c) a violation by Seller of any Law, which violation would reasonably be expected to result in a Material Adverse Effect.
     Section 3.3 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, or any other Person is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for consents, approvals or authorizations, declarations, filings or registrations, the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect. Seller does not need to give any notice to, make any filing with any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to herein), except where the failure to give any such notice or make any such filing would reasonably be expected to result in a Material Adverse Effect.
     Section 3.4 Title to Assets; Sufficiency. Seller has good and marketable title to, or a valid leasehold interest in, the Transferred Assets owned, used and leased by it, free and clear of all Encumbrances. Except as provided in the Transition Services Agreement, the Transferred Assets are suitable for the purposes for which they are presently used and when taken together, are sufficient to operate the Business as currently operated.
     Section 3.5 Real Property. Schedule 3.5 sets forth a complete and correct list of all real properties or premises that the Seller leases or utilizes in whole or in part in connection with the Business. Seller does not own in whole or in part any real property or premises in connection with the Business.
     Section 3.6 Financial Statements. Attached hereto as Exhibit G are the following financial statements (collectively the “Financial Statements”): (i) balance sheets and statements of income as of and for the fiscal year ended December 31, 2006 of Seller (the “Most Recent

Fiscal Year End”) as included in the Parent’s audited financial statements for the same period, as a reportable segment; and (ii) unaudited balance sheets and statements of income (the “Most Recent Financial Statements”) as of and for the month ended August 31, 2007 of Seller (the “Most Recent Fiscal Month End”). The Financial Statements (including the notes thereto) have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods, are correct and complete, and are consistent with the books and records of Seller (which books and records are correct and complete). Seller maintains a separate cash account or accounts for the Business (into which Seller deposits all of the receipts of the Business and out of which Seller makes all of the disbursements of the Business).
     Section 3.7 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.7 attached hereto, since that date:
          (a) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
          (b) Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $175,000 or outside the Ordinary Course of Business;
          (c) no party (including Seller) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $100,000 to which Seller is a party or by which it is bound;
          (d) Seller has not imposed or permitted to exist any Encumbrance upon any of the Transferred Assets, tangible or intangible;
          (e) Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;
          (f) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $100,000 or outside the Ordinary Course of Business;
          (g) Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $100,000 in the aggregate;
          (h) Seller has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;
          (i) Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the Ordinary Course of Business;

          (j) Except for the Intellectual Property covered under the Software License Agreement and the Trademark License Agreement, Seller has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;
          (k) there has been no change made or authorized in the charter or bylaws of Seller;
          (l) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;
          (m) Seller has not made any loan to, or entered into any other transaction with, any of the directors, officers, and employees of Seller outside the Ordinary Course of Business;
          (n) Seller has not entered into any employment contract, written or oral, or modified the terms of any existing such contract or agreement for current employees paid in excess of $100,000 per year;
          (o) Seller has not granted any increase in the base compensation of any of the directors, officers, and employees of Seller outside the Ordinary Course of Business;
          (p) Seller has not made any other change in employment terms for any of the directors, officers, and employees of Seller outside the Ordinary Course of Business;
          (q) there has not been any other occurrence, event, incident, action, failure to act, or transaction (including payments to third parties) outside the Ordinary Course of Business involving Seller, except for occurrences, events, incidents, actions, failures to act, or transactions which would not reasonably be expected to result in a Material Adverse Effect;
          (r) Seller has not discharged a material Liability or Encumbrance outside the Ordinary Course of Business;
          (s) Seller has not made any loans or advances of money (other than prepayments or advances made in the Ordinary Course of Business); and
          (t) to Seller’s Knowledge and to Parent’s Knowledge, Seller has not committed to any of the foregoing.
     Section 3.8 Undisclosed Liabilities. Seller has no Liability (and, to Seller’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) that is not covered by insurance and disclosed in the Schedules hereto).
     Section 3.9 Legal Compliance. Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. §78dd-1, et. seq.) of

federal, state, local, and foreign governments (and all agencies thereof), except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect, and, to Seller’s Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.
     Section 3.10 Tax Matters.
          (a) Seller has complied in all material respects with all federal and other laws relating to Taxes and has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by Seller (whether or not shown on any Tax Return) with respect to the Business, Transferred Assets, and Hired Employees or for which Seller could be liable as a result of transferee liability, joint and several liability, contractual liability, or otherwise, have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Encumbrances on any of the Transferred Assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens. All applicable sales Taxes were paid by Seller when the Transferred Assets were acquired by Seller.
          (b) Seller has withheld and timely paid all Taxes required to have been withheld and paid by applicable law in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party related to the Business and has properly completed and timely filed all federal, state, local, and foreign returns and reports with respect to employee income tax withholding, social security Taxes and premiums, and unemployment taxes and premiums related to the Business, all in material compliance with applicable laws.
          (c) No portion of the cost of any of the Transferred Assets was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a). None of the Transferred Assets is tax exempt use property under Code Section 168(h). None of the Transferred Assets is property that Seller is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code Section 168(f)(8). None of the Transferred Assets constitutes stock in a corporate subsidiary or a joint venture, partnership, limited liability company interest, or other arrangement or contract which is taxed as a partnership for U.S. federal income tax purposes.
          (d) Seller (except for NG Canada) is (i) not a foreign person within the meaning of Code Section 1445, (ii) has no (and has not previously had any) permanent establishment in any foreign country and (iii) does not engage (and has not previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country.
          (e) Neither the Code nor any other provision of law requires the Buyer to withhold any portion of the Purchase Price.
          (f) Except for sales and use taxes in the Ordinary Course of Business and as set forth on Schedule 3.10, (i) Seller has no obligation for Taxes pursuant to any Contract that the Buyer is assuming as a result of the transactions contemplated by this Agreement, (ii) Seller has not extended or waived any statute of limitations relating to Taxes for which Buyer could be liable under this Agreement or pursuant to applicable law, and (iii) no audits or other proceedings are ongoing or (to Seller’s Knowledge) threatened with respect to any Taxes relating to the Business, Transferred Assets, or Hired Employees for which Buyer could have liability under this Agreement or under applicable laws. There is no dispute or claim concerning any unpaid or proposed assessment for Taxes with respect to the Business, Transferred Assets, or Hired Employees. Seller has made available to Buyer correct and complete copies of all federal, state, local, and foreign tax returns filed by Seller (or its Affiliates) with respect to the Business, Transferred Assets, and Hired Employees for the past three years.
          (g) Except as set forth on Schedule 3.10, there is no pending or unresolved claim made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction as a result of Seller conducting the Business or owning Transferred Assets.
          (h) Seller is not party to any Contract, plan, or other arrangement with any employee or other person that is being assumed by Buyer which should (either alone or aggregated with other payments) give rise to a payment (or another benefit) that is not deductible under Code section 280G or subject to the excise Tax under Code section 4999.
          (i) The Transferred Assets are not United States real property interests within the meaning of Section 897(c) of the Code.
     Section 3.11 Insurance. Schedule 3.11 sets forth a current list of insurance coverages for Seller.
     Section 3.12 Intellectual Property.
          (a) Schedule 3.12(a) sets forth a list of all patents, patent applications, trademarks, trademark applications, registered copyrights and domain names exclusively owned by Seller and any corresponding license agreements. Schedule 3.12(a) also sets forth a list of the corporate names and corresponding trade names for Seller.
          (b) Schedule 3.12(b) sets forth a list of registered Intellectual Property, such as registered trademarks, and all other material Intellectual Property owned by Parent currently being used by Seller.
          (c) Schedule 3.12(c) sets forth a list of all material Intellectual Property owned by third parties and currently being used by Seller under master license agreements held by Parent.
          (d) To Seller’s Knowledge, except for the Intellectual Property covered by the Software License Agreement and the Trademark License Agreement or described in Schedules 3.12(b) and 3.12(c), Seller owns and possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property used in the operation of its business as presently conducted and as presently proposed to be conducted. To Seller’s Knowledge, except for the Intellectual Property covered by the Software License Agreement and the Trademark License Agreement or described in Schedules 3.12(b) and 3.12(c), each item of Intellectual Property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by Buyer subsequent to the Closing hereunder. To Seller’s Knowledge, Seller has taken commercially reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.

          (e) To Seller’s Knowledge, Seller has not as of the Closing ever interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and to the Knowledge of Seller, none of Parent or Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation with respect to the Transferred Assets (including any claim that Seller or Parent, as applicable, must license or refrain from using any Intellectual Property rights of any third party with respect to the Transferred Assets). To Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated, disclosed, or otherwise come into conflict with any Intellectual Property rights of Seller. Further, to Seller’s Knowledge, Seller has not engaged in any acts that (i) violate the rights of privacy or publicity or any third party; or (ii) constitute unfair competition or trade practices under the laws of any jurisdiction, nor have any allegations of any of the foregoing been made. To Seller’s Knowledge, Seller has not brought or considered bringing against any party any legal proceeding for infringement or violation of any Intellectual Property or breach of any license, sublicense or agreement involving Intellectual Property owned or used by Seller.
          (f) As recited in Schedule 3.12(a), Seller has made available to Buyer correct and complete original copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. There are no other licenses, sublicenses, agreements, or other permissions that have been granted except those noted on Schedule 3.12(a). To Seller’s Knowledge, Schedule 3.12(a) also separately identifies each material unregistered trademark, service mark, trade name, corporate name or Internet domain name. With respect to each item of Intellectual Property required to be identified in Schedule 3.12(a) and to Seller’s Knowledge:
(1)	Seller owns and possesses all right, title, and interest in and to each item, free and clear of any Encumbrance, license, or other restriction or limitation, including regarding use or disclosure;

(2)	the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(3)	no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(4)	Seller has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item;

(5)	no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for items listed in Schedule 3.12(f)(5) or patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller, including, without limitation, a failure by Seller to pay any required maintenance fees and annuities).

          (g) To Seller’s Knowledge, with respect to each item of Intellectual Property required to be identified in Schedule 3.12(c):
(1)	the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(2)	the license, sublicense, agreement, or permission should continue to be legal, valid, binding, enforceable, and in full force and effect following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to herein in Section 3.12(g));

(3)	no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(4)	no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(5)	with respect to each sublicense, the representations and warranties set forth in subsections (1) through (4) above are true and correct with respect to the underlying license;

(6)	each underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(7)	no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and

(8)	Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.
          (h) To Seller’s Knowledge, except for the Intellectual Property covered by the Schedules 3.12(b) and 3.12(c), Schedule 3.12(h) identifies each item of Intellectual Property that any third party owns and that Seller uses or has entered pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). To Seller’s Knowledge, with respect to each item of Intellectual Property required to be identified in Schedule 3.12(h):
(1)	the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(2)	the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to herein in Section 3.12(h));

(3)	no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(4)	no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(5)	with respect to each sublicense, the representations and warranties set forth in subsections (1) through (4) above are true and correct with respect to the underlying license;

(6)	each underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(7)	no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and

(8)	Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.
          (i) Seller does not have any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed that reasonably could be expected to supersede or make obsolete any product or process of Seller or to limit the business of Seller, as presently conducted or as presently proposed to be conducted.
          (j) To Seller’s Knowledge, Seller has taken all commercially reasonable action to maintain and protect all of the Intellectual Property of Seller, and will continue in this manner to maintain and protect all of the Intellectual Property of Seller prior to Closing so as not to adversely affect the validity or enforceability thereof. To Seller’s Knowledge, the owners of any of the Intellectual Property licensed to Seller have taken all commercially reasonable action to maintain and protect the Intellectual Property covered by such license.
          (k) To Seller’s Knowledge, Seller has complied with and are presently in compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to procuring, maintaining, and enforcing any Intellectual Property, and Seller shall take all steps necessary to ensure such compliance until Closing.
          (l) To Seller’s Knowledge, all current and former employees, independent contractors and consultants of Seller have assigned, or are obligated to assign, to Seller, all of their respective rights in any Intellectual Property developed on behalf of or in connection with their employment or affiliation with Seller, including all inventions and discoveries by the same for which an application for patent or other Intellectual Property protection has not yet been filed. To Seller’s Knowledge, no current or former employee, independent contractor or consultant of Seller has any interest in any Intellectual Property used by Seller in connection with the Business. Seller has paid to its respective employees, independent contractors and consultants all fees due for the assignment of such rights pursuant to individual agreements or applicable legal provisions.
     Section 3.13 Employees. Schedule 3.13 sets forth, as of the date of this Agreement, (a) a complete list of all of Seller’s current employees identified by employee number, indicating rate of pay, employment dates and job titles for each employee; (b) a summary of benefits and personnel policies applicable to such employees; and (c) whether any such employee has an employment agreement (provided, that Seller’s standard offer of employment letters given in the Ordinary Course of Business (correct and complete copies of which have been made available to Buyer) shall not be considered employment agreements). To Seller’s Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with Seller except for the employees set forth on Schedule 1.3 and the Non-Hired Employees. Seller is not a party to or bound by any collective bargaining agreement, nor has Seller experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To Seller’s Knowledge, Seller has not committed any unfair labor practice. To Seller’s Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of Seller.
     Section 3.14 Legal Compliance. Seller has operated the Business in material compliance with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. §78dd-1, et. seq.) and, to Seller’s Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure so to comply.
     Section 3.15 Contracts. Schedule 3.15 sets forth a complete and correct list of all the following Contracts to which Seller is a party:
          (a) all current customer contracts (other than the customer contracts with the customers set forth on Schedule 3.22);
          (b) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;
          (c) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to Seller, or involve consideration in excess of $100,000, other than the customer contracts referenced in Section 3.15(a);
          (d) any agreement concerning a partnership or joint venture;
          (e) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed an Encumbrance on any of its assets, tangible or intangible;

          (f) any material agreement concerning secrecy, confidentiality or non-competition that limits Seller’s freedom to engage in any line of business or to compete with any other Person, including agreements that limit Seller’s ability to take on competitive accounts after the termination thereof, other than those contained in customer contracts and non-disclosure agreements entered into with potential buyers of the Transferred Assets prior to the date hereof;
          (g) except as disclosed in the Transition Services Agreement, any written agreement between any of Parent or its Affiliates on one hand and Seller on the other hand;
          (h) any agreement for the employment of any individual on a full time, part-time, consulting, or other basis providing annual compensation or providing severance benefits in excess of $100,000;
          (i) any agreement under which it has advanced or loaned any amount to any of the directors, officers, and employees of Seller outside the Ordinary Course of Business;
          (j) any agreement under which Seller has advanced or loaned any other Person amounts in the aggregate exceeding $100,000 or
          (k) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000.
Seller has delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Schedule 3.15. With respect to each such Contract: (a) the Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of Seller, (b) Seller is not (and to Seller’s Knowledge, each other party thereto is not) in breach or default of any Contract and no event has occurred which with notice or lapse of time would constitute a breach or default, and (c) to Seller’s Knowledge, no party has repudiated any provision of any of the material Contracts.
     Section 3.16 Litigation. Except as disclosed on Schedule 3.16, there are no Actions pending or, to Seller’s Knowledge, threatened. Except as disclosed on Schedule 3.16, there are no injunctions, judgments, orders, decrees, rulings, charges, citations, fines or penalties assessed against Seller, that affect the Business or the Transferred Assets, or Seller.
     Section 3.17 Brokers’ and Finders’ Fees. Except for Cascadia Capital LLC, Seller has not retained any broker or finder in connection with any of the transactions contemplated by this Agreement.
     Section 3.18 Notes and Accounts Receivable. All notes and accounts receivable of Seller are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and arose for services rendered. Attached hereto as Exhibit H is the accounts receivable aging report of Seller as of August 31, 2007.
     Section 3.19 Employee Benefit Plans.
          (a) Schedule 3.19 lists each Employee Benefit Plan that Seller maintains, to which Seller contributes or has any obligation to contribute, or with respect to which Seller has any Liability (each, a “Seller Employee Benefit Plan”).

          (b) No Liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring any such Liability.
          (c) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitled any Non-Hired Employee to severance pay, unemployment compensation or any other payment except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Non-Hired Employee.
          (d) There has been no material failure of a Seller Employee Benefit Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code). Neither Seller nor any ERISA Affiliate has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and no ERISA Affiliate has incurred a tax under Section 5000(e) of the Code which is or could become a Liability of Neither Seller nor or any ERISA Affiliate.
          (e) Neither Seller nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)) or a “multiemployer plan” (as defined in ERISA Section 3(37)).
          (f) No assets of Seller are subject to any Encumbrance under ERISA or the benefits-related provisions of the Code.
     Section 3.20 Environmental, Health, and Safety Matters. Seller has complied and is in compliance with all Environmental, Health, and Safety Requirements, except where the failure to comply with such Environmental, Health and Safety Requirements could not reasonably be expected to result in a Material Adverse Effect.
     Section 3.21 Certain Business Relationships with Seller. None of Parent or its Affiliates, or any of Seller’s directors, officers, employees, or shareholders owns any asset, tangible or intangible, that is used in the Business except for the Intellectual Property covered by the Software License Agreement and the Trademark License Agreement and books and records related to Taxes.
     Section 3.22 Customers and Suppliers.
          (a) Schedule 3.22 lists the twenty largest customers of Seller (on a consolidated basis) for each of the two most recent fiscal years and set forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer.
          (b) To Seller’s Knowledge, since the date of the Most Recent Balance Sheet, no supplier of Seller has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to Seller, and no customer listed on Schedule 3.22 has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from Seller.
     Section 3.23 Limitation of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, THE TRANSFERRED ASSETS ARE BEING SOLD IN

THEIR “AS IS” CONDITION, AND NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO SUCH TRANSFERRED ASSETS, INCLUDING ANY REPRESENTATION OR WARRANTY (A) AS TO THE FUTURE SALES OR PROFITABILITY OF THE BUSINESS AS IT WILL BE CONDUCTED BY THE BUYER OR (B) ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF CONDUCT, DEALING OR USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Seller that, as of the date of this Agreement and as of the Closing:
     Section 4.1 Organization of Buyer. Buyer is corporation duly organized, validly existing and in good standing under the laws of State of Delaware, with all requisite power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.
     Section 4.2 Authorization; Validity. Buyer has all necessary corporate power and authority to execute, deliver and carry out the terms of this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and consummation of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action (including, without limitation, authorization from its Board of Directors). This Agreement and the other Transaction Documents to which it is a party, upon due execution and delivery thereof shall constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditor’s rights generally, and by general principles of equity.
     Section 4.3 No Conflict or Violation. Neither the execution and delivery of this Agreement or the other Transaction Documents to which Buyer is a party nor the consummation of the transactions contemplated hereby or thereby will result in:
          (a) a violation of or a conflict with any provision of the organizational documents of Buyer;
          (b) a breach of, or a default under, any term or provision of any contract, commitment or license to which Buyer is a party or by which its assets are bound, which breach or default could reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby; or
          (c) a violation by Buyer of any Law, which violation could reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
     Section 4.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, or any other Person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for consents, approvals or authorizations, declarations, filings or registrations, the failure of which to obtain would not in the aggregate impair the ability of Buyer to perform its obligations hereunder.
     Section 4.5 No Brokers. Neither Buyer nor any Affiliate of Buyer has entered into or will enter into any agreement, arrangement or understanding with any Person which will result in the obligation of Seller, to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.
     Section 4.6 Financing. Buyer has adequate financing available to consummate the transactions contemplated by this Agreement and the Transaction Documents.
     Section 4.7 Certain Litigation. There is no action, proceeding or investigation pending to which Buyer is a party or, to Buyer’s Knowledge, threatened against Buyer, which questions the validity of this Agreement or impairs the ability of Buyer to consummate the transactions contemplated hereby.
ARTICLE V
COVENANTS
     Seller and Buyer hereby covenant that during the period from and after the date hereof to and including the Closing Date as follows:
     Section 5.1 Access to Information and Records. Subject to the procedures set forth below, at or prior to the Closing Date, Buyer and its financing sources shall be entitled, through their respective representatives and agents, to make such investigation of the Business and such examination of the books, records, financial condition and operations of the Business as Buyer or its financing sources may reasonably request. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and Seller shall cooperate fully therein, including cooperating with its accountants, consultants, agents and attorneys. Notwithstanding the foregoing, Buyer agrees not to contact Seller’s customers, suppliers and employees prior to Closing, without the prior written consent of Seller. Buyer and its Affiliates and financing sources shall keep confidential and shall not use or disclose in any manner inconsistent with this Agreement, except in connection with this Agreement or the other Transaction Agreements, any information or documents obtained from Seller concerning Seller’s assets, including the Transferred Assets, properties, business, including the Business, and operations, unless (i) readily ascertainable from public or published information, or trade sources, (ii) already known or subsequently developed by Buyer independently of any investigation of Seller, (iii) received from a third party not under an obligation to Seller to keep such information confidential or (iv) required by any law or order; provided, however, that following Closing, the restrictions on use and disclosure shall not apply to any information or documents which are included in the Transferred Assets. In the event this transaction does not close for any reason, Buyer and its Affiliates and financing sources shall return or destroy all such information, documents and compilations thereof as reasonably requested by Seller.
     Section 5.2 Confidentiality. Unless required by law, no Party will issue any press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without the consent of the other Party, which consent shall not unreasonably withheld, conditioned or delayed; provided however that, notwithstanding the foregoing, Buyer may issue any press release or make any other public announcement regarding the Closing without the consent of any other Party. Each of Seller, Parent and Buyer will treat and hold as such all of the Confidential Information of the other Parties, refrain from using or disclosing in any manner any of the Confidential Information of the disclosing Party except in connection with this Agreement or the other Transaction Agreements, and deliver promptly to the disclosing Party or destroy, at the request and option of the disclosing Party, all tangible embodiments (and all copies) of the Confidential Information of such Party which are in its possession. In the event that any Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of a disclosing Party, such Party as applicable, will notify the disclosing Party promptly of the request or requirement so that the disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 5.2. If, in the absence of a protective order or the receipt of a waiver hereunder, any Party is, on the advice of counsel, compelled to disclose any Confidential Information of a disclosing Party to any tribunal or else stand liable for contempt, such Party, may disclose the Confidential Information to the tribunal; provided, however, that such Party, shall use its best efforts to obtain, at the request of the disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the disclosing Party shall designate. The provisions of this Section 5.2 shall survive the termination of this Agreement.
     Section 5.3 Conduct of Business. From the date hereof through the Closing Date, Seller shall (i) operate the Business in the Ordinary Course of Business and (ii) without limiting the generality of the foregoing, not undertake any action, fail to take any action or permit to occur any event, which such action, failure or occurrence, had it taken place prior to the date hereof, would be required to be disclosed pursuant to Section 3.7 without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed; provided, that if any such event shall occur which is beyond the control of Seller, Seller shall promptly notify Buyer. Without limiting the generality of the foregoing, Seller will not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock, (ii) pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.7 above. Seller will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.
     Section 5.4 Consents.
          (a) The Parties shall use their commercially reasonable efforts to make all filings with, and obtain all consents, authorizations, qualifications and orders from, all Governmental Authority and other Persons necessary or required to be obtained by such Party to consummate the transactions contemplated by this Agreement and the other Transaction Documents set forth on Schedule 5.4 within 60 days after the Closing Date.
          (b) Each Party hereto shall furnish the other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with Section 5.4(a).

     Section 5.5 Exclusivity. Neither Parent nor Seller will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Parent and Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
     Section 5.6 Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in ARTICLE III and ARTICLE IV above. No disclosure by any Party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
     Section 5.7 Covenant Not to Compete. For a period of two years from and after the Closing Date, neither Parent nor Seller will engage directly or indirectly in the Business anywhere in the United States and its territories, Mexico or Canada; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. Notwithstanding the foregoing, Buyer acknowledges that (i) Parent owns an equity interest in Percepta, LLC (“Percepta”), (ii) Percepta engages directly or indirectly in the Business (“Percepta Activities”), and (iii) Parent will engage directly or indirectly in the Business under the Software License Agreement and the Trademark License Agreement. Buyer agrees that Parent’s ownership in Percepta, the Percepta Activities and Parent’s activities under the Software License Agreement and the Trademark License Agreement shall not be deemed to violate the noncompete obligations set forth in this Section 5.7. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.7 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
ARTICLE VI
TERMINATION
     Section 6.1 Termination. This Agreement may be terminated and the sale and purchase of the Transferred Assets abandoned, notwithstanding the approval thereof by Seller and Buyer, at any time prior to Closing:
          (a) by mutual written consent of Seller and Buyer;
          (b) by either Seller or Buyer, if the sale and purchase of the Transferred Assets shall not have been consummated on or before October 5, 2007 (the “Termination Date”);
          (c) by Buyer, (x) in the event that the conditions to its obligations set forth in ARTICLE VIII have not been satisfied or waived at or prior to the Termination Date or (y) by giving written notice to Seller on or before the fifth day following the date of this Agreement if

Buyer is not reasonably satisfied with the results of its continuing business, legal, and accounting due diligence regarding Seller or (z) in the event Seller has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach and the breach has continued without cure for a period of ten days after the notice of breach; or
          (d) by Seller in the event that the conditions to Seller’s obligations set forth in ARTICLE VII have not been satisfied or waived at or prior to the Termination Date.
     Notwithstanding the foregoing, neither Buyer nor Seller shall have the right to terminate this Agreement if the failure for Closing to occur is the willful breach of this Agreement by Buyer or Seller, as applicable.
     Section 6.2 Effect of Termination. If this Agreement is terminated pursuant to Section 6.1, all rights and obligations of the Parties hereunder shall terminate and no Party shall have any Liability to the other Party, except for obligations of the Parties hereto in Section 5.1, Section 5.2 and Section 11.8, which shall survive the termination of this Agreement, and except that nothing herein will relieve any Party from Liability for any willful breach of this Agreement prior to such termination.
ARTICLE VII
CONDITIONS TO SELLER’S OBLIGATIONS
     The obligations of Seller to transfer, sell and assign the Transferred Assets to Buyer on the Closing Date are subject, in the discretion of Seller, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:
     Section 7.1 Representations, Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except to the extent such representations or warranties are qualified with materiality, in which case such representations and warranties shall be true and correct in all respects) at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date.
     Section 7.2 Performance by Buyer. Buyer shall have performed and complied in all material respects with all its agreements, covenants and obligations required hereby to be performed by it prior to or at the Closing Date.
     Section 7.3 No Injunction. No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement and no Action shall be pending seeking to make illegal, to delay materially or otherwise indirectly restrain or prohibit the consummation of the transactions contemplated hereby or otherwise seeking material damages.
     Section 7.4 Payments. Buyer shall have tendered the Purchase Price, the Prepaid Sales Tax Amount and the Accrued Vacation Amount to Seller pursuant to ARTICLE II and have assumed all the Assumed Liabilities at the Closing.
     Section 7.5 Transaction Documents. Buyer shall have executed and delivered each of the Transaction Documents to which Buyer is a party.

     Section 7.6 Documents to be Delivered by Buyer. At the Closing, Buyer shall have delivered to Seller the following documents, in each case duly executed or otherwise in proper form:
          (a) Compliance Certificate. A certificate signed by an executive officer of Buyer that each of the representations and warranties made by Buyer in this Agreement is true and correct in all material respects (except to the extent such representations or warranties are qualified with materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that Buyer has performed and complied in all material respects (except to the extent such covenants are qualified with materiality, in which case such covenants shall be true and correct in all respects) with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.
          (b) Certified Resolutions. Certified copies of the resolutions of the Board of Directors of Buyer, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.
          (c) Incumbency Certificate. Incumbency certificates relating to each Person executing (as corporate officer or otherwise on behalf of another person) any document executed and delivered to Seller pursuant to the terms hereof.
          (d) Other Documents. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority, good standing certificates, certificates of incorporation (or formation), secretary certificates as to customary items, legal opinions and documents as Seller may reasonably request.
ARTICLE VIII
CONDITIONS TO BUYER’S OBLIGATIONS
     The obligations of Buyer to purchase the Transferred Assets and assume the Assumed Liabilities as provided hereby are subject, in the discretion of Buyer, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:
     Section 8.1 Representations, Warranties. All representations and warranties of Seller contained in this Agreement shall be true and correct, in all material respects, when made and, (except to the extent such representations or warranties are qualified with materiality, in which case such representations and warranties shall be true and correct in all respects) except for changes which are permitted or contemplated by, or not inconsistent with this Agreement, at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date.
     Section 8.2 Performance by Seller. Seller shall have performed and complied, in all material respects, with all agreements, covenants and obligations required hereby to be performed by it prior to or at the Closing Date. All actions to be taken by Seller in connection with the consummation of the transaction contemplated hereby shall be reasonably satisfactory in form and substance.

     Section 8.3 No Injunction. No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement and no Action shall be pending or threatened seeking to make illegal, to delay materially or otherwise indirectly restrain or prohibit the consummation of the transactions contemplated hereby or otherwise seeking material damages or affect adversely the right of Buyer to own and control the Transferred Assets, and to operate the Business.
     Section 8.4 Documents to be Delivered by Seller. At the Closing, Seller shall have delivered to Buyer the following documents, in each case duly executed or otherwise in proper form:
          (a) Compliance Certificate. A certificate signed by an executive officer of Seller that each of the representations and warranties made by Seller in this Agreement is true and correct in all material respects (except to the extent such representations or warranties are qualified with materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that Seller has performed and complied in all material respects (except to the extent such covenants are qualified with materiality, in which case Seller shall have performed and complied with all of such covenants in all respects) with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.
          (b) Certified Resolutions. Certified copies of the resolutions of the Board of Directors of Seller, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.
          (c) Incumbency Certificate. Incumbency certificates relating to each person executing (as corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.
          (d) Certificate of Non-Foreign Status. A certificate, duly completed and executed by the Seller (except for NG Canada) pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that Seller (except for NG Canada) is not a “foreign person” within the meaning of Code Section 1445.
          (e) BofA Consent. A consent from BofA regarding the BofA Account in a form reasonably satisfactory to Buyer.
          (f) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority, good standing certificates, certificates of incorporation (or formation), secretary certificates as to customary items, legal opinions and documents as Buyer may reasonably request.
     Section 8.5 Transaction Documents. Seller shall have executed and delivered each of the Transaction Documents to which it is a party.
     Section 8.6 Absence of Litigation. No Action shall have been commenced or threatened by a Governmental Authority or third party against Buyer or Seller, or any of their Affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby, challenging the rights of the Parties hereto to consummate such transactions or which reasonably could be expected to result in a (i) Material Adverse Effect or (ii) a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
ARTICLE IX
POST-CLOSING COVENANTS
     Section 9.1 Further Assurances. On and after the Closing Date, Seller and Buyer will take all appropriate action and execute (or cause to be executed) all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof. Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (excluding Tax records), agreements, and financial data of any sort relating to the Seller. Upon request of Buyer, Seller will provide copies of relevant Tax records to Buyer where Buyer can show a legitimate business need for such records.
     Section 9.2 Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any , licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationship with Buyer and Seller after the Closing that it maintained with Seller and Seller prior to the Closing. Seller and Seller will refer all customer inquiries relating to the Business to Buyer from and after the Closing.
     Section 9.3 Wage Reporting. With respect to employment Tax matters (i) Buyer shall assume Seller’s entire obligation to prepare, file, and furnish IRS Form W-2s with respect to the Hired Employees for the period starting after the Closing Date; (ii) Seller and Buyer shall agree to elect the “predecessor-successor” basis with respect to each Hired Employee pursuant to the alternative procedure prescribed by Section 5 of Revenue Procedure 2004-53, 34 I.R.B 320; and (iii) Seller and Buyer shall work in good faith to adopt similar procedures under applicable wage payment, reporting and withholding Laws for all Hired Employees in all appropriate jurisdictions.
     Section 9.4 Cooperation. Buyer and Seller shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant tax returns and supporting material. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. Buyer and Seller will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.
ARTICLE X
INDEMNIFICATION
     Section 10.1 Indemnification.
          (a) By Seller. All the representations and warranties of Seller and Parent contained in this Agreement shall survive the Closing and continue in full force and effect for a period of two years after the date of Closing (except with respect to representations and warranties under Section 3.1, Section 3.2(a), Section 3.3, Section 3.4, Section 3.10, and

Section 3.20 which shall survive for the applicable statute of limitations, after giving effect to any extensions or waivers, plus 60 days). From and after the Closing Date, Seller and Parent shall jointly and severally indemnify and hold harmless Buyer, and its managers, members, directors, officers, employees, Affiliates and agents (collectively, the “Buying Party Indemnitee”), against and in respect of Losses arising from or relating to (i) any breach of any of the representations or warranties made by Seller in ARTICLE III, (ii) the Excluded Liabilities, (iii) any breach of Section 2.8(a) and Section 2.8(c), (iv) any breach of any other covenant or agreement made by Seller in the Transaction Documents, and (v) except for accrued vacation obligations to Hired Employees, the operations of the Business prior to the Closing Date.
          (b) By Buyer. All the representations and warranties of Buyer contained in this Agreement shall survive the Closing and continue in full force and effect for a period of two years after the date of Closing (except with respect to representations and warranties under Section 4.1, Section 4.2, Section 4.3 and Section 4.4 which shall survive for the applicable statute of limitations plus 60 days). From and after the Closing Date, Buyer and Holdings shall jointly and severally indemnify and hold harmless Seller and their managers, members, directors, officers, employees, Affiliates and agents at all times against and in respect of Losses arising from or relating to: (i) any breach of any of the representations or warranties made by Buyer in ARTICLE IV, (ii) any breach of Section 2.8(a) and Section 2.8(c), (iii) any breach of any other covenant or agreement made by Buyer in the Transaction Documents, (iv) except for accrued vacation obligations to Hired Employees, the Assumed Liabilities for any period after the Closing Date, and (v) the operations of the Business and the Transferred Assets from and after the Closing Date.
     Section 10.2 Limitations of Indemnity. Notwithstanding the foregoing, (a) no amounts shall be payable by Seller or Buyer under Section 10.1(a), Section 10.1(b) and Section 10.3, as applicable, unless and until the aggregate amount otherwise payable by such Party in the absence of this clause exceeds $50,000 (the “Basket”), in which event all such amounts in excess of the Basket shall be due, and (b) no claim for indemnification under Section 10.1(a) and Section 10.1(b) shall be asserted after the second anniversary of the Closing Date hereof (except with respect to claim for indemnification (i) as a result of breaches of Section 3.1, Section 3.2(a), Section 3.3, Section 3.4, Section 3.10, and Section 3.20, which shall not be asserted after the expiration of the applicable statute of limitations, after giving effect to any extensions or waivers, plus 60 days, and (ii) under Section 10.1(a)(ii), Section 10.1(a)(iii) and Section 10.1(b)(ii) which may be asserted at any time after the Closing Date). In no event shall Seller’s or Buyer’s, as applicable, liability under Section 10.1(a) and Section 10.1(b) exceed $500,000 (the “Cap”); provided, however, that neither the Cap nor the Basket shall apply to any amount payable under Section 10.1(a)(ii), Section 10.1(a)(iii) and under Section 10.1(b)(ii). The amount of any amount payable under Section 10.1 or Section 10.3 shall be reduced by (x) any cash insurance proceeds received on account thereof and (y) any Tax benefit received as a result thereof. Each Party hereto agrees to promptly make a claim against any applicable insurance with respect to any amount payable under this ARTICLE X.
     Section 10.3 Indemnification Procedures — Third Party Claims.
          (a) The rights and obligations of a Party claiming a right of indemnification hereunder (each an “Indemnitee”) from a Party to this Agreement (each an “Indemnitor”) in any way relating to a third party claim shall be governed by Section 10.2 and Section 10.3:
     (i) The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any Action or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a “Notice of Claim”). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and, or any written demand or document evidencing the same). No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices such Indemnitor’s ability successfully to defend the Action giving rise to the indemnification claim.
     (ii) In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within thirty (30) days of receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the claim under such indemnity agreements (an “Indemnification Acknowledgment”), then the claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such 30 day period. However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee or does not offer reasonable assurances to the Indemnitee as to Indemnitor’s financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the claim, at the sole cost and expense of the Indemnitor. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such Action, but the fees and expenses of such counsel shall be at the Indemnitee’s own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such Action, or (B) the Indemnitee shall have reasonably concluded based upon a written opinion of counsel that there may be specific defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor in which case the costs and expenses incurred by the Indemnitee shall be borne by the Indemnitor.
     (iii) The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the Action shall keep the other fully informed of such Action at all stages thereof, whether or not such party is represented by counsel. The parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such Action. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 10.3(a)(ii), the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such Action including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt to not be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.
          (b) The Indemnitor shall not make or enter into any settlement of any Action which Indemnitor has undertaken to defend, without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless there is no obligation, directly or indirectly, on the part of the Indemnitee to contribute to any portion of the payment for any of the Losses, the Indemnitee receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to the Indemnitee), there is no finding or admission of any violation of law by, or effect on any other claim that may be made against the Indemnitee and, in the reasonable judgment of the Indemnitee, the relief granted in connection therewith is not likely to result in a material adverse effect on the Indemnitee or the Indemnitee’s reputation or prospects.
     Section 10.4 Indemnification Procedures — Other Claims, Indemnification Generally.
          (a) A claim for indemnification for any matter not relating to a third party claim may be asserted by giving reasonable notice directly by the Indemnitee to the Indemnitor. The Indemnitee shall afford the Indemnitor access to all relevant corporate records and other information in its possession relating thereto.
          (b) If any party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, the Indemnitor shall pay such amount to the Indemnitee in immediately available funds within ten days following written demand by the Indemnitor.
     Section 10.5 Exclusive Remedy. The provisions for indemnification set forth in this ARTICLE X are the exclusive remedies of Buyer and Seller arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise (other than claims based on actual fraud).
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Buyer, or by Buyer without the prior written consent of Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. This Agreement shall be for the sole benefit of the Parties hereto and their respective permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim hereunder.
     Section 11.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing. All such notices shall be delivered personally, by telecopier or by reputable overnight courier (costs prepaid), and shall be deemed given or made when delivered personally, the business day sent if sent by telecopier or one business day after delivery to the overnight courier for next business day delivery. All such notices are to be given or made to the Parties at the following addresses (or to such other address as any Party may designate by a notice given in accordance with the provisions of this Section 11.2):
If to Buyer or Holdings::
1240 North Avenue
West Chicago, IL 60185
Attention: General Counsel
Fax: 630-562-5549
If to Seller or Parent:
TeleTech Holdings, Inc.
9197 South Peoria Street
Englewood, CO 80112
Attention: General Counsel
Fax: 303-397-8677
With a copy to:
Brownstein Hyatt Farber Schreck, P.C.
410 17th Street, Suite 2200
Denver, CO 80202-4437
Attention: Steven C. Demby, Esq.
Fax: 303-223-1100
     Section 11.3 Choice of Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without reference to the choice of law or conflicts of law principles thereof. TO THE FULL EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE UNDER THIS AGREEMENT.
     Section 11.4 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of all of the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 11.6 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.
     Section 11.7 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     Section 11.8 Expenses. Except as otherwise provided herein, Seller and Buyer will each be liable for their respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, any and all transfer, documentary, sales, use, stamp, registration, purchase, or similar Taxes (“Transfer Taxes”), and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (including those Transfer Taxes imposed on Buyer, Seller or Transferred Assets) shall be paid at Closing one-half by Seller and one-half by Buyer. Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
     Section 11.9 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
     Section 11.10 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Disclosure of any information in any Schedule or Exhibit hereto shall be deemed disclosure of such information for all Schedules and Exhibits hereto.
     Section 11.11 Business Days. Whenever the last day for a the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a business day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding business day.
     Section 11.12 Bulk Transfer Laws. Buyer and Seller agree that none of Buyer or Seller will comply with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Notwithstanding the above, nothing in this Section 11.12 shall relieve Seller of its indemnification of Buyer pursuant to Section 10.1(a) for Excluded Liabilities, including all Taxes imposed on Seller with respect to periods ending on or prior to the Closing Date or arising in connection with the consummation of the transactions contemplated hereby.
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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Seller:

Newgen Results Corporation

By:

Name:

Title:

Carabunga.com, Inc.

By:

Name:

Title:

Newgen Results Canada, Ltd.

By:

Name:

Title:

Parent:

Teletech Holdings, Inc.
(solely for purposes of Section 5.2, Section 5.4, Section 5.5, Section 5.7, and ARTICLE X)

By:

Name:

Title:

Buyer:

Aspen Marketing Services, Inc.

By:

Name:

Title:

Signature Page to APA

Holdings:

Aspen Acquisition Holdings LLC (solely for purposes of ARTICLE X)

By:

Name:

Title:

Signature Page to APA